Exhibit 10.4
Fagen, Inc.
Attn: Becky Dahl
P.O. Box 159
501 West Highway 212
Granite Falls, MN 56241
     Re: One Earth Energy, LLC Rescission Offer
Dear Ms. Dahl:
This letter is being delivered pursuant to the attached proposed Terms Sheet (Exhibit A) executed by One Earth Energy, LLC and Farmers Energy One Earth, LLC. Pursuant to the Terms Sheet, One Earth Energy, LLC, will be conducting a rescission offer, which means that investors, including Fagen, Inc., will have the opportunity to have their investments returned to them.
Pursuant to Section 2 of the Terms Sheet, Farmers Energy One Earth, LLC, conditioned its subscription on the understanding that Fagen, Inc. will not accept the rescission offer. In consideration of (i) One Earth Energy, LLC entering into an EPC contract with Fagen, Inc. for the construction of the ethanol facility in Gibson City, Illinois; and (ii) One Earth Energy, LLC’s efforts to procure financing to construct such facility, please countersign this letter below to confirm that Fagen, Inc. will not accept the proposed rescission offer by One Earth Energy, LLC when it is made pursuant to the Terms Sheet.
Please call me with any questions or concerns. Thank you.

Very truly yours,

/s/ Steven Kelly
Steve Kelly President
One Earth Energy, LLC
Fagen, Inc. herby confirms the
above understanding as of the
24th day of May, 2007:
Fagen, Inc.

By:	/s/ Ron Fagen

Its:	President and CEO
Telephone: 217-784-5321 • www.oneearthenergy.com

TERMS SHEET
     THIS TERMS SHEET (the “Terms Sheet”) is executed as of the 15 day of May, 2007, by and between ONE EARTH ENERGY, LLC, an Illinois limited liability company (“One Earth”), and FARMERS ENERGY ONE EARTH, LLC, an Ohio limited liability company (“Farmers Energy”). It is not intended as a comprehensive statement of all of the parties’ rights, duties and obligations or to constitute a legally binding commitment, but is intended to summarize the general terms and conditions to which the parties have agreed. Upon the execution of this Terms Sheet by both parties, One Earth’s legal counsel shall commence preparation of more detailed definitive documents (including, without limitation, an amendment to the One Earth Registration Statement on file with the Securities and Exchange Commission and various state securities regulators, an amendment to One Earth’s Amended And Restated Operating Agreement, a subscription agreement evidencing Farmers Energy’s additional equity commitment, and appropriate documentation evidencing Farmers Energy’s secured debt financing commitment, all as described below, hereafter collectively referred to as the “Definitive Documents”) setting forth in more detail the terms of this Terms Sheet. Such Definitive Documents shall be subject to the review and approval of both parties, and the parties will only be bound to consummate the transactions contemplated hereby upon the execution and delivery of the Definitive Documents which shall be satisfactory to both parties in their sole discretion.
     1. Background.
     a. One Earth Energy is currently conducting a federally registered offering (the “Registered Offering”) of Class B Limited Liability Company Membership Units (“Units”) pursuant to a Registration Statement dated November 7, 2006, and currently has subscriptions for approximately $24,610,000.00 in the Registered Offering.
     b. The parties to this Terms Sheet are parties to a certain letter agreement dated May 26, 2006 (the “Letter Agreement”), pursuant to which Farmers Energy, subject to the terms and conditions set forth therein, has agreed to contribute $24,900,000 to One Earth in a private placement transaction separate from the Registered Offering in consideration of the issuance of 4,980 Class B Limited Liability Company Membership Units.
     c. In addition to the contribution to be made by Farmers Energy in the private placement described in paragraph 1.b above, Farmers Energy has agreed, subject to the same terms and conditions as set forth in the Letter Agreement, to subscribe for up to an additional 7,911 Units ($39,555,000) in the Registered Offering, depending on the number and amount of rescissions resulting from the transactions described herein, thereby increasing its total possible contribution to One Earth (including the private placement) to $64,455,000 (12,891 Units), subject to certain terms, conditions and requirements as set forth herein. Alternatively, the parties may agree to terminate the Letter Agreement and the private placement contemplated thereunder, and in lieu thereof, to restructure the transactions contemplated hereunder and under the Letter Agreement so that Farmers Energy’s entire investment comes in the form of a single purchase of registered Units in the Registered Offering.
     d. It is understood that, after the sale of Units pursuant to the Registered Offering, the Letter Agreement and this Terms Sheet, Farmers Energy will own, on a fully diluted basis, not less than a majority of the issued and outstanding Units of One Earth.
     e. In consideration for Farmers Energy’s willingness to (i) subscribe for additional Units as described in paragraph 1.c above and (ii) to provide secured interim debt financing to One Earth as described below in paragraph 3, One Earth has agreed to amend its Amended And Restated Operating Agreement and its Registration Statement on file with the Securities and Exchange Commission, and to offer rescission to its current subscribers as set forth hererin.

     2. Equity Commitment. Subject to One Earth’s satisfaction of its obligations described herein, Farmers Energy shall agree, subject to the same terms and conditions as set forth in the Letter Agreement, to subscribe for up to an additional 7,911 Units ($39,555,000) in the Registered Offering, depending on the number and amount of rescissions resulting from the rescission offer described in paragraph 6 below, it being understood that Fagen, Inc. or any party related thereto will not accept the rescission offer. Once the rescission offer has expired, One Earth will accept Farmers Energy’s subscription in the Registered Offering for an amount of Units equal to 7,911 less the number of Units actually subscribed and paid for by other investors in the Registered Offering, it being understood that, after giving effect to the Units issued and sold pursuant to the Registered Offering, the Letter Agreement and this Terms Sheet, Farmers Energy will own not less than a majority of the issued and outstanding Units of One Earth on a fully diluted basis. Upon One Earth’s receipt of the full subscription amount from Farmers Energy, One Earth will terminate its offering. Farmers Energy shall execute a subscription agreement in such form as One Earth and Farmers Energy may reasonably agree confirming Farmers Energy’s subscription as provided herein.
     3. Interim Debt Financing Commitment. From and after the filing of the amendment to One Earth’s Registration Statement as described in paragraph 6 below through and including the later to occur of (a) One Earth breaking escrow in its Registered Offering, or (b) One Earth closing on its debt financing, Farmers Energy agrees to provide, subject to the conditions set forth in the Definitive Documents, interim, secured debt financing, in an aggregate principal amount not to exceed $6,000,000, to One Earth on commercially reasonable terms at an interest rate of 9% per annum, such interim financing to enable One Earth to proceed with the project in accordance with its development and construction schedule, a copy of which has been provided to Farmers Energy. Such debt financing will be secured by all of the assets of One Earth, including, without limitation, all contracts of One Earth, including the EPC contract with Fagen, Inc..
     4. Amendments to Amended And Restated Operating Agreement. One Earth shall amend its Amended And Restated Operating Agreement as soon as commercially reasonable following the execution of this Terms Sheet, to provide as follows (with all such provisions being contingent upon Farmers Energy actually fulfilling its equity and debt commitments described in paragraphs 2 and 3 above):
•	Separate Class A and Class B Units, Separate Class A and Class B Members, and separate Class A and Class B Directors will be eliminated. All Units will be of a single class with identical rights, except as to the appointment of Directors.

•	The business and affairs of One Earth shall continue to be managed by and under the direction of the Board of Directors. So long as Farmers Energy is the owner of a majority of One Earth’s issued and outstanding Units, Farmers Energy will be granted the right to appoint the majority of the members of the Board of Directors. Farmers Energy acknowledges that each of the 5 current Class A members of One Earth will have the right to appoint 1 Director to the Board. Farmers Energy’s designees to the Board shall initially be appointed immediately upon the filing of the amendment to One Earth’s Registration Statement as described in paragraph 6 below.

•	Any inconsistent terms in the Amended And Restated Operating Agreement relating to the rights, duties or obligations of Farmers Energy shall be stricken.

•	So long as Farmers Energy is the owner of a majority of One Earth’s issued and outstanding Units, Farmers Energy will have the right to approve by written consent certain significant transactions involving One Earth (including any merger, consolidation or other business combination involving One Earth, any sale of significant assets other than in the ordinary course of business, any offering or sale of any additional Units in One Earth, any amendment to One Earth’s Operating Agreement or any other fundamental change).
     5. Conditions. Farmers Energy’s obligation to consummate the transactions contemplated herein are subject to the following additional conditions (unless waived by Farmers Energy in its sole discretion):

•	Farmers Energy shall have obtained the approval of the Board of Directors of REX Stores Corporation for the consummation of the transactions contemplated hereby.

•	One Earth shall have obtained and provided evidence to Farmers Energy of the approval by One Earth Energy’s Board of Directors to consummate the transactions contemplated hereby, together with the unanimous approval and the written affirmation of the current Class A Members to the consummation of such transactions and their agreement to take all reasonable actions to support the furtherance of such transactions.

•	One Earth shall have obtained all necessary air permits to construct and operate One Earth’s proposed ethanol facility in Gibson City, Illinois (the “Facility”)(other than any operating permits that are required to be obtained after completion of construction, which shall be obtained when appropriate).

•	One Earth shall have entered into a binding EPC contract with Fagen, Inc for the construction of the Facility with a construction commencement date no later than October 19, 2007.

•	One Earth shall have provided Farmers Energy with the names and addresses of the current subscribers in One Earth and evidence of the funds currently held in escrow which were submitted by the current subscribers with their subscription agreements.

•	One Earth shall have provided all documents and other information which Farmers Energy may reasonably request in connection with the transactions contemplated hereby, including all documents and information relating to the purchase of real property upon which the Facility will be constructed.

•	Within 5 days following the execution of this Terms Sheet, One Earth shall deliver to Farmers Energy a written re-affirmation from Fagen, Inc. which states that Fagen, Inc. will not accept the rescission offer described in paragraph 6 and otherwise supports the actions set forth in this Terms Sheet.
     In addition, the obligation of Farmers Energy to provide the secured interim debt financing generally described herein shall be subject to the execution and delivery by One Earth of a binding construction/permanent loan commitment with a commercial bank or other lender of recognized standing which loan commitment shall provide for the construction/permanent financing of the Facility and shall be otherwise satisfactory to Farmers Energy. Additionally, for the avoidance of doubt, Farmers Energy shall only be obligated to purchase the Units as contemplated in paragraph 2 after One Earth has entered into a committed credit facility pursuant to which a lender(s) of recognized standing has made a binding commitment, subject only to customary and reasonable conditions for disbursement, to provide construction/permanent debt financing in an amount which, along with the net proceeds from the sale of Units in accordance with the Registered Offering, the Letter Agreement and this Terms Sheet, will be sufficient to complete construction of the Facility, as well as to provide necessary working capital.
     6. Post-Effective Amendment of Registration Statement; Rescission Offer. One Earth shall amend its Registration Statement on file with the Securities and Exchange Commission (the “SEC”) and with various state securities regulators no later than 20 days following the execution of this Terms Sheet, to disclose the terms set forth herein and to offer rescission to its current subscribers. One Earth shall take all commercially reasonable steps to expedite the review process with the SEC and the state securities regulators, with the objective of becoming effective as soon as reasonably practicable.
     7. Rex Guaranty. Upon execution and delivery of the Definitive Documents, REX Stores Corporation shall guarantee the obligations of Farmers Energy described herein and therein.
     8 Letter Agreement Amendment. Upon execution and delivery of the Definitive Documents, in the event One Earth so requests, Farmers Energy will agree to amend the Letter Agreement to provide that the expiration date of June 30, 2007 provided for in the second paragraph of the Letter Agreement shall be changed to August 1, 2007.
     9. Single Purchase of Units in Registered Offering. Notwithstanding any other provision of this Terms Sheet, the parties acknowledge and agree that they may agree to terminate the Letter Agreement and the private placement contemplated thereunder, and in lieu thereof, to restructure the transactions contemplated hereunder and under the Letter Agreement so that Farmers Energy’s entire investment comes in the form of a single purchase of registered Units in the Registered Offering. In such event, the overall economics of the transactions and the amendments to One Earth’s Amended And Restated Operating Agreement shall remain as stated herein, but any inconsistent terms herein relating to the private placement shall be modified accordingly when the Definitive Documents are drafted.
     10. Timing. The parties shall use commercially reasonable efforts to reach agreement on the specific terms of the Definitive Documents and to execute and/or file such Definitive Documents (as appropriate) within 10 days of the date of this Terms Sheet, but in any event not later than 20 days of the date of this Terms Sheet. The parties hereto will only be bound to consummate the transactions contemplated hereby upon the execution and delivery of the Definitive Documents, which Definitive Documents shall be in form and substance satisfactory to the parties in their sole discretion
     IN WITNESS WHEREOF, the parties have duly executed this TERMS SHEET as of the day and year first above written.

One Earth Energy, LLC		Farmers Energy One Earth, LLC

By:	/s/ Steve Kelly Steve Kelly	By:	/s/ Zafar Rizvi
Its:	President	Its:	President

By:	/s/ Scott B. Docherty Scott Docherty
Its:	Vice President

By:	/s/ Jack Murray Jack Murray
Its:	Secretary